UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 24, 2009
_______________________

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	52-2340974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2611 SW Third Ave. Suite 200
Portland, OR 97201
 (Address of principal executive offices, including zip code)

(503) 827-5271
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 24, 2009, Znomics, Inc. (the “Company”) and FirstPoint Biotech, Inc. (“FirstPoint”) signed a non-binding letter of intent (the “LOI”), related to a possible equity investment by FirstPoint in the Company. If the transactions contemplated by the LOI are consummated, the Company would issue shares of convertible preferred stock with an aggregate purchase price of up to $8.0 million. At the initial closing, FirstPoint would purchase $4.0 million of such shares, and at one or more subsequent closings conditioned on milestones to be agreed, FirstPoint would purchase up to an additional $4.0 million of such shares. The rights, privileges and preferences of the convertible preferred stock have yet to be determined; however, the LOI provides that designees of FirstPoint shall represent a majority of the Board of Directors,  the shares of convertible preferred stock will bear dividends at a rate of 8% and the Company may not enter into certain types of transactions, such as the offering of securities and other financings and major licensing agreements, without the consent of the holders of convertible preferred stock. The price per share shall be mutually agreed after a valuation conducted by an independent appraiser. It will be a closing condition to the financing that the Company has obtained shareholder approval.

If consummated, the Company intends to use the proceeds of the financing to expand its medicinal chemistry program and to complete the validation of its zebrafish technology for drug discovery with a view towards developing one or more partnerships with a pharmaceutical company.  The Company expects the proceeds of the financing to fund its business plan for approximately two years.

As previously disclosed, the Company requires an additional $2.0 to $4.0 million in financing to support operations through year-end and approximately $6.0 to $8.0 million to reach key milestones in of its business plan over the next two years; however, given the downturn in the capital markets (particularly for early-stage biotechnology companies like the Company), the Company has been unable to consummate such a financing to date.  The LOI is non-binding and there can be no assurance that the transactions contemplated by the LOI will be consummated. As of the date of this report, the Company believes that cash on hand will be sufficient to sustain the Company’s operations through March 2009. The Company may continue to pursue one or more strategic alternatives, including sale of the ZeneMark library, or the entry into a service contract with a biotechnology company to provide sufficient cash to permit sufficient time to consummate the FirstPoint financing and continue operations.  If the Company cannot consummate the transactions contemplated by the LOI, or is unable to achieve one or more alternative transactions in sufficient time to generate additional cash, the Company may have to file a bankruptcy petition.

A more detailed discussion of the Company’s financing needs and long-term business plan is described in greater detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.

/s/ Kerry D. Rea____________________________
Kerry D. Rea
Chief Financial Officer

Date: February 25, 2009